Sunworks Reports Fourth Quarter 2018 Results

Company Reports Positive Net Income Before Non-Cash Goodwill Adjustment

ROSEVILLE, Calif. March 12, 2019 - Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power solutions for agriculture, commercial and industrial (ACI), public works and residential markets, today announced financial results for the fourth quarter and year ended December 31, 2018.

Fourth Quarter 2018 Summary:

●	Revenue of $19.2 million for the fourth quarter of 2018.

●	Net loss, as reported, of $1.8 million, inclusive of a $1.9 million non-cash, one-time charge to adjust the carrying value of goodwill.

●	The company highlighted that net income would have been $51,000 without the non-cash goodwill impairment.

●	Gross margin was 18.6% for the fourth quarter of 2018, marking the highest level in six quarters.

●	Backlog of projects scheduled for installation in the next 12 months as of December 31, 2018 was $46.1 million.

●	Cash balance at December 31, 2018 was $4.1 million.

Chuck Cargile, Sunworks Chief Executive Officer said, “As a result of the process improvements we have implemented and our ongoing success in reducing fixed costs, we entered 2019 in a stronger position to achieve more consistent, predictable and profitable results. Our fourth quarter results reflect continued progress in our transformation. Excluding the non-cash charge, we earned a profit and our gross margin reached the highest level in more than a year. We also reduced our operating expenses for the 9th consecutive quarter. As we stabilize the financial position of the company, we are pivoting our efforts to attract new business to add to our pipeline of projects for 2019. We remain focused on continuous improvement and delivering more consistent, predictable profitable results, which will lead to greater shareholder value.”

Fourth Quarter Financial Summary

Total revenue for the quarter ended December 31, 2018 was $19.2 million compared to $19.3 million in the same period last year.

Gross margin for the fourth quarter of 2018 was 18.6% compared to 5.4% in the year ago period. The prior year period gross margin was marked by a number of low-margin projects and adjustments for costs in excess of original estimates.

Selling, general and administrative expenses, excluding the goodwill impairment, stock-based compensation and depreciation and amortization, were $3.1 million, or 16.2% of revenue for the fourth quarter of 2018, marking a 21% decrease from $3.9 million, or 20.4% of revenue, in the comparable prior year quarter.

The net loss for the quarter ended December 31, 2018 was $1.8 million, after including the $1.9 million expense for the impairment of goodwill or ($0.07) per basic and diluted share compared to a net loss of $3.4 million or ($0.15) per basic and diluted share in the fourth quarter of 2017.

First Quarter 2019 Expectations:

●	Management noted the first quarter of 2019 revenue is expected to reflect normal slow installation activity due to seasonality exacerbated by the unusually rainy weather in California. Revenue for the first quarter is expected to be similar to the first quarter of 2018, or approximately $13 million. The company expects revenue levels to increase in the subsequent quarters of 2019.

●	Management expects to incur a loss in the first quarter of 2019, but to generate positive net income in each subsequent quarter of 2019.

Conference Call Details

Management will host a conference call to discuss these results today at 4:30 p.m. ET. To access the call, please dial 1-844-602-0380 (toll free) or 1-862-298-0975. The conference call will also be broadcast live over the Internet, which can be accessed via the Investor Relations section of Sunworks’ web site at https://ir.sunworksusa.com. All participants should call or access the website approximately 5 minutes before the conference begins.

The webcast will be available for replay for at least 90 days. A telephonic replay of this conference call will also be available by dialing 1-877-481-4010 (toll free) and using the replay ID # 44904 until 4:30 p.m. ET on March 26, 2019.

About Sunworks, Inc.

Sunworks, Inc. (NASDAQ:SUNW) is a premier provider of high performance solar power systems. We are committed to quality business practices that exceed industry standards and uphold our ideals of ethics and safety. Sunworks continues to grow its presence, expanding nationally with regional and local offices. We strive to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including agricultural, commercial and industrial, federal, public works, and residential. Our dedication to excellence is reflected in our 25-year warranty, a benchmark that we stand by to support our customers above and beyond their expectations. Sunworks’ diverse, seasoned workforce includes distinguished veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers. All our employees uphold our company’s guiding principles each day. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, regulatory, environmental and other factors affecting the Company and its operations, markets, products, and prospects for sales, lower revenues, failure to earn profit, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the inability to complete projects within anticipated timeframes and costs, the impact of tariffs imposed by governmental bodies, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Sunworks, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

Rob Fink

Hayden IR

646-415-8972

rob@haydenir.com

SUNWORKS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2018 AND DECEMBER 31, 2017

(in thousands, except share and per share data)

	December 31, 2018	December 31, 2017
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$3,628	$6,356
Restricted cash	447	475
Accounts receivable, net	8,201	11,330
Inventory, net	3,233	4,450
Contract assets	6,153	3,790
Other current assets	150	2,081

Total Current Assets	21,812	28,482

Property and Equipment, net	852	1,233

Other Assets
Other deposits	68	68
Goodwill	9,464	11,364

Total Other Assets	9,532	11,432

Total Assets	$32,196	$41,147

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$11,858	$13,090
Contract liabilities	5,069	7,288
Customer deposits	58	2,905
Loan payable, current portion	179	229
Convertible promissory notes, current portion	100	-
Acquisition promissory note, current portion	757	606

Total Current Liabilities	18,021	24,118

Long Term Liabilities
Loan payable	88	267
Promissory note payable, net	3,669	-
Convertible promissory notes	-	149
Acquisition promissory note	101	707
Warranty liability	321	246
Total Long Term Liabilities	4,179	1,369
Total Liabilities	22,200	25,487

Shareholders’ Equity
Preferred stock Series B, $.001 par value; 5,000,000 authorized shares; 0 and 1,506,024 shares issued and outstanding, respectively	-	2
Common stock, $.001 par value; 200,000,000 authorized shares; 26,110,723 and 23,150,930 shares issued and outstanding, respectively	26	23
Additional paid in capital	73,480	72,000
Accumulated deficit	(63,510)	(56,365)

Total Shareholders’ Equity	9,996	15,660

Total Liabilities and Shareholders’ Equity	$32,196	$41,147

SUNWORKS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2018 AND DECEMBER 31, 2017

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(unaudited)	(unaudited)	(unaudited)
Revenue	$19,242	$19,290	$70,965	$77,448

Cost of Goods Sold	15,654	18,242	58,701	63,785

Gross Profit	3,588	1,048	12,264	13,663

Operating Expenses
Selling and marketing expenses	776	1,171	3,824	6,462
General and administrative expenses	2,334	2,771	10,001	11,946
Goodwill Impairment	1,900	-	1,900	-
Stock based compensation	130	326	1,313	1,159
Depreciation and amortization	95	102	384	410

Total Operating Expenses	5,235	4,370	17,422	19,977

Loss before Other Income/(Expenses)	(1,647)	(3,322)	(5,158)	(6,314)

Other Income/(Expenses)
Other income (expense)	(11)	58	(38)	16
Interest expense	(191)	(173)	(544)	(924)

Total Other Income/(Expenses)	(202)	(115)	(582)	(908)

Loss before Income Taxes	(1,849)	(3,437)	(5,740)	(7,222)

Income Tax Expense	-	-	-	-

Net Loss	$(1,849)	$(3,437)	$(5,740)	$(7,222)

LOSS PER SHARE:
Basic	$(0.07)	$(0.15)	$(0.23)	$(0.32)
Diluted	$(0.07)	$(0.15)	$(0.23)	$(0.32)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	26,094,916	22,712,610	24,946,421	22,224,632
Diluted	26,094,916	22,712,610	24,946,421	22,224,632

RECONCILIATION OF NET (LOSS) TO ADJUSTED EBITDA
Net (Loss)	$(1,849)	$(3,437)	$(5,740)	$(7,222)
Goodwill Impairment	1,900	-	1,900	-
Stock based compensation	130	326	1,313	1,159
Depreciation and amortization	95	102	384	410
Interest expense	191	173	544	924
Adjusted EBITDA	$467	$(2,836)	$(1,599)	$(4,729)